Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Tammy Ridout	Darcy Reese
Managing Director, External Communications	Vice President, Investor Relations
614/716-2347	614/716-2614

FOR IMMEDIATE RELEASE

AEP Announces Leadership Changes to Empower Local Operations and Drive Growth
•Initiates search for newly created president of AEP Transmission role responsible for leading high growth business
•Shifts management of generating plants and economic development function to local operating companies
•Realigns leadership team to support key business functions and local decision-making

COLUMBUS, Ohio, Oct. 31, 2024 – American Electric Power (Nasdaq: AEP) today announced leadership and organizational changes that will empower local operations, drive growth and create value for customers and stakeholders. The changes are effective today.
“This new leadership and organizational structure is part of our effort to streamline the company, shift decision making and accountability closer to customers, and align our support organizations to ensure our businesses have the appropriate resources to enhance value for all of our stakeholders,” said Bill Fehrman, AEP president and chief executive officer. “These changes will allow us to be more responsive to the needs of our states and support growth in our local economies.”
As part of these leadership and organizational changes, AEP announced:
•The company is launching a search for a president to lead the AEP Transmission business, which is a source of growth as AEP makes necessary investments to enhance reliability and meet customers’ needs. The search will consider both internal and external candidates.
•It is eliminating the executive vice president of Regulatory and chief administrative officer role. As a result, Peggy Simmons is leaving the company.

•Chris Beam, executive vice president of Energy Services, plans to retire in February 2025 and will serve as executive vice president and senior advisor until that time.
•Shane Lies, executive vice president and chief nuclear officer, will move to a new role as executive vice president of Projects and Services. He will oversee generation shared services, environmental services, project solutions, distribution planning and performance, and strategic supplier management.
•Kelly Ferneau, site vice president at AEP’s Donald C. Cook Nuclear Plant, succeeds Lies and has been promoted to executive vice president and chief nuclear officer, reporting to Fehrman.
•Scott Dailey, AEP’s managing director of renewable generation and former plant manager at Cook Nuclear Plant, will succeed Ferneau as site vice president.
•AEP’s other power plant managers will now report to the operating company presidents. In addition, the economic development function will be transitioning to the operating companies.
•Corporate regulatory services and procurement will be aligned under the chief financial officer.
Fehrman continued, “On behalf of the Board, I want to thank Chris and Peggy for their years of contributions and dedicated leadership. We wish them the best in the future. As we move forward, strong execution begins with aligning the right individuals to the right roles, and we are fortunate to have a strong team across our organization that is laser-focused on delivering for all of our stakeholders.”

About AEP
At American Electric Power, based in Columbus, Ohio, we understand that our customers and communities depend on safe, reliable and affordable power. Our nearly 16,000 employees operate and maintain more than 40,000 miles of transmission lines, the nation's largest electric transmission system, and more than 225,000 miles of distribution lines to deliver power to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 29,000 megawatts of diverse generating capacity, including nearly 6,000 megawatts of renewable energy. AEP is investing $43 billion over the next five years to make the electric grid cleaner and more reliable. We are on track to reach an 80% reduction in carbon dioxide emissions from 2005 levels by 2030 and have a goal to achieve net zero by 2045. AEP is recognized consistently for its focus on sustainability, community engagement and inclusion. AEP's family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. For more information, visit aep.com.
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